EXHIBIT 21.1

Subsidiaries of the Registrant

ENTITY	JURISDICTION OF INCORPORATION OR ORGANIZATION

Objet Inc.	Delaware

Objet AP Limited	Hong Kong

Objet Shanghai Ltd.	China

Objet GMBH	Germany